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                                                                       EX-99.B11



                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 29, 1995, relating to the financial statements and financial highlights appearing in the 1995 Annual Report to Shareholders of Vanguard Money Market Reserves, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.



PRICE WATERHOUSE LLP



Philadelphia, PA


January 21, 1997